Exhibit 23.2

Provectus Biopharmaceuticals, Inc.

Knoxville, Tennessee

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Provectus Biopharmaceuticals, Inc., which are contained in that Prospectus. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, Illinois

January 19, 2017